Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-87398 and 333-58793
PROSPECTUS SUPPLEMENT

(To prospectus dated May 14, 2002
and prospectus dated July 27, 1998)
1,500,000 Shares
Common Stock

We are offering 900,000 shares of our common stock, and the selling securityholders identified in this prospectus supplement are offering 600,000 shares. We will not receive any proceeds from the sale of the shares by the selling securityholders.
Our common stock is traded on the New York Stock Exchange under the symbol “MTH.” On February 24, 2005 the last reported sale price of our common stock on the New York Stock Exchange was $70.62 per share.
Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk factors” beginning on page S-11 of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per
	share	Total

Public offering price	$70.350	$105,525,000

Underwriting discounts and commissions	$2.814	$4,221,000

Proceeds, before expenses, to Meritage Homes Corporation	$67.536	$60,782,400

Proceeds to selling securityholders	$67.536	$40,521,600

The underwriters may also purchase up to an additional 135,000 shares of common stock from us at the public offering price, less the underwriting discount and commissions payable by us to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $4,600,890, and the total proceeds, before expenses to us will be $69,899,760.
Concurrently with this offering we are (1) offering to repurchase up to all of our 9 3/4% senior notes due 2011, which total $280 million, through a tender offer for those notes and (2) offering $350 million aggregate principal amount of new 6 1/4% senior notes due 2015 in a private placement.
Delivery of the shares of common stock will be made on or about March 2, 2005.
Joint Book-Running Managers

UBS Investment Bank	Citigroup

Deutsche Bank Securities
JMP Securities
A.G. Edwards
The date of this prospectus supplement is February 24, 2005

Prospectus Supplement
Prospectus Dated May 14, 2002
Prospectus Dated July 27, 1998

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements two different prospectuses, which are separately included as part of two different registration statements. The prospectus dated May 14, 2002, which is a part of Registration Statement No. 333-87398 and which we refer to as the company prospectus, relates to the offering by us of the securities described in the company prospectus up to $300 million, of which this offering is a part. The prospectus dated July 27, 1998, which is a part of the Registration Statement No. 333-58793 and which we refer to as the selling securityholder prospectus, relates to the offering of common stock by the selling securityholders. We refer collectively to the company prospectus and the selling securityholder prospectus as the “accompanying prospectuses.”
This document has three parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectuses and the documents incorporated by reference. The second and third parts are the two accompanying prospectuses, which give more general information, some of which may not apply to this offering. TO THE EXTENT THERE IS A CONFLICT BETWEEN THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUSES OR THE INFORMATION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN OR THEREIN, THE INFORMATION CONTAINED IN THE MOST RECENTLY DATED DOCUMENT SHALL CONTROL.
It is important for you to read and consider all information contained in this prospectus supplement and each accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. This prospectus supplement and the accompanying prospectuses incorporate important business and financial information about us and our subsidiaries that is not included in or delivered with these documents. This information is available without charge to security holders upon written or oral request.
You should rely only on the information contained, incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectuses. We have not authorized anyone to give any information or to make any representation not contained, incorporated or deemed incorporated by reference in this prospectus supplement or the applicable accompanying prospectuses in connection with the offering of shares of common stock in this offering. You should not assume that the information contained in this prospectus supplement and the accompanying prospectuses is correct as of any date after the respective dates of this prospectus supplement and the accompanying prospectuses, even though this prospectus supplement and the accompanying prospectuses are delivered or these shares of common stock are offered or sold on a later date.
This prospectus supplement is not, and neither of the accompanying prospectuses are, an offer to sell any security other than the common stock and they are not soliciting an offer to buy any security other than the common stock. This prospectus supplement is not, and neither of the accompanying prospectuses are, an offer to sell this common stock to any person, and they are not soliciting an offer from any person to buy the common stock, in any jurisdiction where the offer or sale to that person is not permitted.

Prospectus supplement summary
This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectuses carefully, especially the risks discussed under the “Risk Factors” section beginning on page S-11 of this prospectus supplement, and our consolidated financial statements and the notes to those statements. Unless the context otherwise requires, all references to “Meritage,” “we,” “us” or “our” include Meritage Homes Corporation and its subsidiaries and predecessors as a combined entity. Unless indicated otherwise, all information in this prospectus supplement assumes that the underwriters do not exercise the over-allotment option described in “Underwriting.” All per share amounts in this prospectus supplement have been adjusted for a 2-for-1 stock split (in the form of a stock dividend) effected on January 7, 2005.
THE COMPANY
We are a leading designer and builder of single-family homes in the fast-growing Southern and Western United States, based on the number of home closings. We focus on providing a broad range of first-time, move-up and luxury homes to our targeted customer base. We and our predecessors have operated in Arizona since 1985, in Texas since 1987, in Northern California since 1989 and in Nevada since 1993. In 2004, we entered the Inland Empire market of Southern California with our acquisition of Citation Homes of Southern California and began start-up operations in the Denver, Colorado and Orlando, Florida markets. In February 2005, we expanded our Florida operations by acquiring the Fort Myers/Naples-based operations of Colonial Homes.
We believe that the relatively strong population, job and income growth as well as the favorable migration characteristics of our markets will continue to provide significant growth opportunities for us. According to U.S. Housing Markets, a leading real estate and homebuilding publication of the Meyers Group, six of our twelve markets, Los Angeles, California, Phoenix/ Scottsdale, Arizona, Dallas/ Ft. Worth and Houston, Texas, Las Vegas, Nevada and Orlando, Florida, are among or part of the top 10 national housing markets based on annual single-family housing permits issued in 2003, with Dallas/ Ft. Worth, Houston, Phoenix/ Scottsdale and Los Angeles comprising four of the top six single-family housing markets.
At December 31, 2004, we were actively selling homes in 139 communities, with base prices ranging from approximately $96,000 to $927,000. We develop a design and marketing concept tailored to each community, which includes determination of the size, style and price range of homes, street layout, size and layout of individual lots and overall community design. The home designs offered in a particular community also depend upon factors such as the housing generally available in the area, the consumer demands of a particular market and our lot costs for the project.
We seek to minimize land risk by purchasing a significant portion of our property after full entitlements that will allow us to construct homes have been obtained and typically begin development or construction immediately after close. We acquire land primarily through rolling option contracts, allowing us to purchase individual lots as our building needs dictate. These arrangements allow us to control lot inventory typically on a non-recourse basis without incurring the risks of land ownership or financial commitments other than relatively small non-refundable deposits. Recently, we have begun to purchase larger tracts of land through joint ventures. In some cases these joint ventures purchase undeveloped land and develop the land themselves. At December 31, 2004, we owned or had options to acquire approximately 39,000 housing lots, of which approximately 89% were under rolling option and land purchase contracts. We believe that the lots we own or have the right to acquire represent approximately a five and one half year supply.

RECENT DEVELOPMENTS
We have consistently achieved strong financial results while maintaining conservative fiscal policies. For the year ended December 31, 2004, our revenues were $2.04 billion and our net earnings were $139.0 million, as compared to $1.47 billion and $94.4 million, respectively, for the year ended December 31, 2003, an increase of 38.8% and 47.2%, respectively.
We believe that we are well positioned for future growth. Our backlog increased to 4,408 homes with a value of $1.32 billion at December 31, 2004, up from 2,580 homes with a value of $710.8 million at December 31, 2003, an 85.8% increase in dollars. New home orders increased to 2,055 homes with a value of $669.9 million for the quarter ended December 31, 2004 from 1,147 homes with a value of $343.2 million in the comparable 2003 period, a 95.2% increase in dollars. New home orders increased to 9,007 with a value of $2.60 billion for the year ended December 31, 2004 from 6,152 homes with a value of $1.63 billion in 2003, a 59.5% increase in dollars.
The table below summarizes our unaudited results of operations, balance sheet data and other financial data as of and for the quarter and year ended December 31, 2004.

	Three Months Ended	Year Ended
	December 31,	December 31,
	2004	2004

	(unaudited)
	(in thousands)
Statement of Earnings and Other Operating Data:
Total closing revenue	$699,819	$2,040,004
Total cost of closings	(556,193)	(1,631,534)
Gross profit	143,626	408,470
Net earnings	51,812	138,968
Basic earnings per share	$2.01	$5.33
Diluted earnings per share	$1.88	$5.03
Gross profit margin	20.5%	20.0%

As of
December 31, 2004

(unaudited)
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$47,876
Real estate	867,218
Total assets	1,265,394
Total liabilities and minority interest	742,839
Notes and loans payable and other borrowings	471,415
Stockholders’ equity	522,555

The table provided below shows comparative operating and financial data regarding our homebuilding activities. Through December 31, 2004, we have had no sales or closings from our Denver, Colorado or Orlando, Florida start-up operations. We anticipate that we will begin delivering our first homes in Denver and Orlando during the latter part of 2005. In connection with our acquisition of Colonial Homes, we began selling and delivering homes in our Fort Myers/Naples division in February 2005.

	Three Months Ended December 31,				Year Ended December 31,

	2004		2003		2004		2003

	Homes	$	Homes	$	Homes	$	Homes	$

	(unaudited)
	(dollars in thousands)
Homes Ordered:
Texas	744	159,041	458	100,931	3,518	752,770	2,862	599,850
Arizona	713	195,030	348	106,087	3,490	884,771	1,881	509,913
California(1)	439	260,065	239	109,687	1,582	821,266	807	375,105
Nevada	159	55,788	102	26,543	417	146,141	602	150,120

Total	2,055	669,884	1,147	343,248	9,007	2,604,948	6,152	1,634,988

Homes Closed:
Texas	981	211,390	840	172,079	3,152	681,099	2,828	577,330
Arizona	917	244,760	649	181,626	2,331	585,743	1,515	415,709
California	399	206,795	195	92,963	1,367	628,324	735	334,677
Nevada	97	35,309	100	25,418	404	120,576	564	134,265

Total	2,394	698,254	1,784	472,086	7,254	2,015,042	5,642	1,461,981

Order Backlog:
Texas					1,485	313,090	1,119	241,419
Arizona					1,991	537,387	832	238,359
California					695	391,271	405	177,355
Nevada					237	79,203	224	53,638

Total					4,408	1,320,951	2,580	710,771

(1)	Does not include 75 homes that were acquired in connection with our acquisition of Citation Homes in January 2004 and which were closed by us in 2004.
Other recent events
Colonial Homes Acquisition. On February 11, 2005, we completed the acquisition of substantially all of the homebuilding assets of Colonial Homes of Fort Myers/Naples, Florida. The purchase price was approximately $64 million in cash plus the assumption of accrued liabilities of approximately $9 million.
In addition, we have the right to acquire approximately 1,800 lots over a four-year period pursuant to an option agreement entered into between Meritage and Colonial. Colonial closed 355 homes in 2004 at an average selling price of approximately $347,000, resulting in home closing revenue of approximately $123 million. We anticipate that the Colonial acquisition will allow us to expand our presence in the Florida market. In addition to single-family homes, Colonial Homes is also involved in the construction and sale of multi-story condominiums. Of the 355 homes closed by Colonial in 2004, 56 units represented condominium sales. We plan to develop condominium units in our Fort Myers/ Naples market.
Concurrent Transactions. Concurrently with this offering we are (1) offering to repurchase up to all of our 9 3/4% senior notes due 2011, which total $280 million, through a tender offer for those notes and (2) offering $350 million aggregate principal amount of new 6 1/4% senior notes due 2015 in a private placement.

Accounting Treatment of Model Home Leases; Internal Controls. Historically, the construction costs and related debt associated with model homes which are owned and leased to us by others and that we use to market our communities were not included in our balance sheet. In January 2005 we determined that the costs associated with these models are required to be included as assets on our balance sheet and that the lease payments needed to be recharacterized as interest and that such interest should be capitalized and allocated to cost of sales. As a result, we restated our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004 and September 30, 2004. We have determined that the effect on our quarterly and year-end financial statements for 2003 and the quarter ended March 31, 2004 is immaterial.
In connection with the audit of our 2004 financial statements, our registered public accounting firm informed management that they believed our previous accounting treatment for our model lease program is a material weakness under Section 404 of the Sarbanes-Oxley Act of 2002 and PCAOB Auditing Standard No. 2. We agree with this assessment but believe that this is an isolated reportable condition and have made the appropriate adjustments to our financial statements for the year ended December 31, 2004. If our 2003 financial statements had been restated to conform to the 2004 treatment, the effect would have been an increase in total assets of less than 3% at year-end, an increase in cost of sales of less than 1% for the year (with an offsetting reclassification from commissions and other sales costs) and no change in net earnings for the year.

Our principal executive office in Arizona is located at 8501 East Princess Drive, Suite 290, Scottsdale, Arizona 85255, and our telephone number there is (877) 400-7888. Our principal executive office in Texas is located at 2745 North Dallas Parkway, Suite 600, Plano, Texas 75093, and our telephone number there is (800) 210-6004. Information about our company and communities is provided through our website www.meritagehomes.com. Information on this website is not incorporated by reference in or otherwise part of this prospectus supplement or the accompanying prospectuses.

The offering
The following summary is not intended to be complete. For a more detailed description of our common stock, see “Description of capital stock” in the accompanying company prospectus.

Common stock offered by us	900,000 shares (1)

Common stock offered by the selling securityholders	600,000 shares

Common stock to be outstanding after this offering	26,749,798 shares (2)

Use of proceeds	We estimate that the net proceeds to us from the offering after deducting underwriting discounts and commissions but before deducting the estimated offering expenses will be approximately $60.8 million. We intend to use the proceeds received by us in this offering together with the proceeds from our offering of $350 million aggregate principal amount of 6 1/4% senior notes due 2015, to repurchase up to all of our 9 3/4% senior notes due 2011 pursuant to a concurrent tender offer, to repay a portion of our senior unsecured credit facility and to pay related fees and expenses. We will not receive any of the proceeds from the sale of common stock by the selling securityholders.

New York Stock Exchange Symbol	MTH

(1)	Does not include the exercise of the underwriters’ over-allotment option.

(2)	The number of shares of common stock outstanding after the offering is based upon the number of shares outstanding as of February 18, 2005 and excludes up to 2,814,330 shares of common stock issuable upon the exercise of options outstanding, of which 806,268 shares are immediately exercisable at a weighted average price of $9.94.

Summary financial information
The following table presents summary historical consolidated financial and operating data of Meritage Homes Corporation and subsidiaries as of and for each of the three years in the period ended December 31, 2003 and as of September 30, 2004 and for the nine months ended September 30 for each of the last two years. The consolidated statement of earnings data for the years ended December 31, 2003, 2002 and 2001 have been derived from Meritage Homes Corporation’s audited consolidated financial statements. The consolidated statements of earnings data for the nine months ended September 30, 2004 and 2003 have been derived from Meritage Homes Corporation’s unaudited consolidated financial statements. These financial statements have been prepared on a basis consistent with our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for fair presentation of the financial position and results of operations for the periods presented. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by us with the SEC, which we have incorporated by reference into this prospectus supplement. The data below includes the operations of Hancock Communities, Hammonds Homes, Perma-Bilt Homes and Citation Homes since their dates of acquisition, June 1, 2001, July 1, 2002, October 1, 2002 and January 1, 2004, respectively.

				Nine months ended
	Years ended December 31,			September 30,

	2003(1)	2002(1)	2001(1)	2004	2003(1)

				(unaudited)
	(dollars in thousands, except per share data)
Statement of Earnings Data:
Total closing revenue	$1,471,001	$1,119,817	$744,174	$1,340,185	$997,995
Total cost of closings	(1,178,484)	(904,921)	(586,914)	(1,075,341)	(798,297)

Gross profit	292,517	214,896	157,260	264,844	199,698
Commissions and other sales costs	(92,904)	(65,291)	(41,085)	(79,906)	(64,534)
General and administrative expenses(2)	(53,929)	(41,496)	(36,105)	(52,672)	(38,691)
Other income, net	5,776	5,435	2,884	8,535	3,911

Earnings before provision for income taxes	151,460	113,544	82,954	140,801	100,384
Provision for income taxes(2)	(57,054)	(43,607)	(32,295)	(53,645)	(37,544)

Net earnings	$94,406	$69,937	$50,659	$87,156	$62,840

Basic earnings per share	$3.62	$2.82	$2.39	$3.33	$2.42
Diluted earning per share	$3.42	$2.66	$2.15	$3.14	$2.29
Other Data:
Gross profit margin	19.9%	19.2%	21.1%	19.8%	20.0%
EBITDA(3)	$182,283	$139,583	$101,998	$171,151	$120,628

	At December 31,			At September 30,

	2003(1)	2002(1)	2001(1)	2004

				(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$4,799	$6,600	$3,383	$19,340
Real estate	678,001	484,970	330,238	898,376
Total assets	954,539	691,788	436,715	1,244,170
Notes and loans payable and other borrowings	351,491	264,927	177,561	516,727
Stockholders’ equity	411,895	317,308	176,587	468,321

(1)	Historically, the construction costs and related debt associated with model homes which are owned and leased to us by others that we use to market our communities were not included in our balance sheet. See “— Recent Developments — Other recent events — Accounting Treatment of Model Home Leases; Internal Controls.”

(2)	2001 includes a $383 loss related to the net effect of early extinguishments of long-term debt. Previously this amount, net of the tax effect of $149, was reported as an extraordinary item. We have reclassified this loss as general and administrative expense and income tax benefit, respectively, to conform with the requirements of SFAS 145, which was effective for fiscal years beginning after May 15, 2002.

(3)	EBITDA represents net earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure. A non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. We have provided below a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure.
EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or earnings or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United

States of America. The reconciliation of EBITDA to net earnings for each of the respective periods shown is as follows:

				Nine months ended
	Years ended December 31,			September 30,

	2003	2002	2001	2004	2003

	(unaudited)
	(dollars in thousands)
Net earnings	$94,406	$69,937	$50,659	$87,156	$62,840
Plus:
Income taxes	57,054	43,607	32,295	53,645	37,544
Interest	22,287	19,259	13,303	21,381	14,513
Depreciation and amortization	8,536	6,780	5,741	8,969	5,731

EBITDA	$182,283	$139,583	$101,998	$171,151	$120,628

Home closing revenue, home orders and order backlog
The tables provided below show operating and financial data regarding our homebuilding activities. Through December 31, 2004, we have had no sales or closings from our Denver, Colorado or Orlando, Florida start-up operations. We anticipate that we will begin delivering our first homes in Denver and Orlando during the latter part of 2005. In connection with our acquisition of Colonial Homes, we began selling and delivering homes in our Fort Myers/ Naples market in February 2005.

				Nine months ended
	Years ended December 31,			September 30,

	2003	2002	2001	2004	2003

	(unaudited)
	(dollars in thousands)
Home Closing Revenue
Total
Dollars	$1,461,981	$1,112,439	$742,576	$1,317,488	$989,895
Homes closed	5,642	4,574	3,270	4,860	3,858
Average sales price	$259.1	$243.2	$227.1	$271.1	$256.6
Texas
Dollars	$577,330	$387,264	$259,725	$469,709	$405,251
Homes closed	2,828	2,090	1,518	2,171	1,988
Average sales price	$204.1	$185.3	$171.1	$216.4	$203.8
Arizona
Dollars	$415,709	$445,275	$325,918	$340,983	$234,083
Homes closed	1,515	1,735	1,343	1,414	866
Average sales price	$274.4	$256.6	$242.7	$241.1	$270.3
California
Dollars	$334,677	$245,640	$156,933	$421,529	$241,714
Homes closed	735	594	409	968	540
Average sales price	$455.3	$413.5	$383.7	$435.5	$447.6

				Nine months ended
	Years ended December 31,			September 30,

	2003	2002	2001	2004	2003

	(unaudited)
	(dollars in thousands)
Nevada
Dollars	$134,265	$34,260	n/a	$85,267	$108,847
Homes closed	564	155	n/a	307	464
Average sales price	$238.1	$221.0	n/a	$277.7	$234.6

				Nine months ended
	Years ended December 31,			September 30,

	2003	2002	2001	2004	2003

	(unaudited)
	(dollars in thousands)
Home Orders
Total
Dollars	$1,634,988	$1,161,899	$700,104	$1,935,064	$1,291,740
Homes ordered	6,152	4,504	3,016	6,952	5,005
Average sales price	$265.8	$258.0	$232.1	$278.3	$258.1
Texas
Dollars	$599,850	$417,158	$255,811	$593,729	$498,919
Homes ordered	2,862	2,134	1,516	2,774	2,404
Average sales price	$209.6	$195.5	$168.7	$214.0	$207.5
Arizona
Dollars	$509,903	$383,445	$309,170	$689,741	$403,826
Homes ordered	1,881	1,425	1,165	2,777	1,533
Average sales price	$271.1	$269.1	$265.4	$248.4	$263.4
California
Dollars	$375,105	$329,252	$135,123	$561,241	$265,418
Homes ordered	807	794	335	1,143	568
Average sales price	$464.8	$414.7	$403.4	$491.0	$467.3
Nevada
Dollars	$150,120	$32,044	n/a	$90,353	$123,577
Homes ordered	602	151	n/a	258	500
Average sales price	$249.4	$212.2	n/a	$350.2	$247.2

				Nine months ended
	Years ended December 31,			September 30,

	2003	2002	2001	2004	2003

	(unaudited)
	(dollars in thousands)
Order Backlog
Total
Dollars	$710,771	$537,764	$374,951	$1,349,321	$839,609
Homes in backlog	2,580	2,070	1,602	4,747	3,217
Average sales price	$275.5	$259.8	$234.1	$284.2	$261.0
Texas
Dollars	$241,419	$218,899	$115,651	$365,439	$312,567
Homes in backlog	1,119	1,085	693	1,722	1,501
Average sales price	$215.7	$201.8	$166.9	$212.2	$208.2
Arizona
Dollars	$238,359	$144,155	$205,985	$587,117	$313,898
Homes in backlog	832	466	776	2,195	1,133
Average sales price	$286.5	$309.3	$265.4	$267.5	$277.1
California
Dollars	$177,355	$136,927	$53,315	$338,041	$160,631
Homes in backlog	405	333	133	655	361
Average sales price	$437.9	$411.2	$400.9	$516.1	$445.0
Nevada
Dollars	$53,638	$37,783	n/a	$58,724	$52,513
Homes in backlog	224	186	n/a	175	222
Average sales price	$239.5	$203.1	n/a	$335.6	$236.5

Risk factors
An investment in our stock involves a high degree of risk. Before purchasing our common stock, you should consider carefully the risks described below in this section, risks described under the heading “Risk factors” in the accompanying prospectuses and the risks described in the documents incorporated by reference in this prospectus. Other risks including those that we do not currently consider material, or may not anticipate, may harm our business, financial condition and results of operations. In this event, the market price of our common stock could decline and you could lose all or part of your investment.
RISKS RELATED TO OUR COMMON STOCK
Our issuance of common stock could result in a lowering of our stock price.
To finance our business or future expansion we may issue additional shares of common stock. The potential future issuance of additional shares could create a market overhang that results in a lower price for our common stock.
Our charter and bylaws and ownership structure could prevent a third party from acquiring us or limit the price investors might be willing to pay for shares of our common stock.
We are subject to the Maryland Business Combination Act and the Maryland Control Share Acquisition Act. The Maryland Business Combination Act restricts the ability of Maryland corporations to enter into certain business combination transactions and the Maryland Control Share Acquisition Act can deter persons from acquiring control of a Maryland corporation. Our charter and our bylaws provide for a board of directors comprised of two classes of directors with staggered terms of office, and impose various procedural and other requirements. John R. Landon and Steven J. Hilton, our co-chairman and co-chief executive officers, together beneficially own approximately 15.6% of our outstanding common stock (approximately 12.9% after taking into account this offering). Alone or in combination, these matters may have the effect of delaying or preventing a change of control that other stockholders may believe beneficial or limiting the price investors might be willing to pay for shares of our common stock.
Our stock price is volatile and could decline substantially.
The stock market has, from time to time, experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. Over the course of the last 12 months, the price of our common stock has ranged from $53.42 to $75.15 per share. The market price of our common stock may fluctuate in response to many factors including:

▶	our operating results failing to meet the expectations of securities analysts or investors in a particular period;

▶	changes in analysts’ recommendation and projections;

▶	changes in general valuations for homebuilding companies;

▶	material announcements by us or our competitors;

▶	the market’s perception of our prospects and the prospects of the homebuilding industry in general;

Risk factors

▶	changes in general market conditions or economic trends, such as increasing interest rates; and

▶	broad market fluctuations.
Any of these factors could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the offering price. As a result, you could lose some or all of your investment.
RISKS RELATED TO OUR ACQUISITION OF COLONIAL HOMES
The integration of Colonial Homes may present challenges.
The integration of Colonial Homes into our operations following the acquisition will involve a number of risks. In particular, the combined companies may experience attrition among management and personnel. The integration process could also disrupt the activities of our current businesses. The combination of the two companies will require, among other things, coordination of management, administrative and other functions. Failure to overcome these challenges or any other problems encountered in connection with the acquisition of Colonial Homes could cause our financial condition, results of operations and competitive position to decline.
We may not achieve the anticipated benefits from the acquisition.
Our integration of the Colonial Homes acquisition assumes certain synergies and other benefits. We cannot assure you that unforeseen factors will not offset the intended benefits of the acquisition in whole or in part.
Colonial Homes is engaged in the construction and sale of condominiums.
In connection with our acquisition of Colonial, we will be involved in the construction and sale of multi-story condominiums homes. Prior to this acquisition, our business has involved only the construction and sale of single-family homes. The construction and sale of condominium homes involves different construction processes and subcontractors and, to a degree, different customers. In addition, condominium homes typically involve more extensive sales and warranty regulations. Although we now employ most of the Colonial Homes employees that were involved with the Colonial business (including condominium construction and sales), we have no prior experience in the condominium business. In addition, we are exploring expanding into condominium construction and sales in other markets in which we operate and we would face similar challenges and risks with such an endeavor.
RISKS RELATING TO MERITAGE
Increases in interest rates and the unavailability of mortgage financing can adversely affect housing demand.
In general, housing demand is adversely affected by increases in interest rates and housing costs and the unavailability of mortgage financing. Most of our buyers finance their home purchases through third-party lenders providing mortgage financing. If mortgage interest rates increase and, consequently, the ability of prospective buyers to finance home purchases is adversely affected, home sales, gross margins and cash flow may also be adversely affected and the impact may be material. Interest rates are currently near historically low levels, however, it is impossible to predict future increases or decreases in market interest rates. In addition, homebuilding activities depend upon the availability and costs of mortgage financing for buyers of homes owned by potential customers, as those customers (move-up buyers) often need to sell their residences before they purchase our homes. Any reduction of financing availability could adversely affect home sales.

Risk factors

We may continue to consider growth or expansion of our operations which could have a material adverse effect on our cash flows or profitability.
We may continue to consider growth or expansion of our operations in our current markets or in other areas of the country. Our expansion into new or existing markets could have a material adverse effect on our cash flows or profitability. The magnitude, timing and nature of any future expansion will depend on a number of factors, including suitable acquisition candidates, the negotiation of acceptable terms, our financial capabilities and general economic and business conditions. Acquisitions also involve numerous risks, including difficulties in the assimilation of the acquired company’s operations, the incurrence of unanticipated liabilities or expenses, the diversion of management’s attention from other business concerns, risks of entering markets in which we have limited or no direct experience, and the potential loss of key employees of the acquired company.
We depend on the continued availability and satisfactory performance of our subcontractors which, if unavailable, could have a material adverse effect on our business.
We conduct our construction operations only as a general contractor. Virtually all architectural and construction work is performed by unaffiliated third-party subcontractors. As a consequence, we depend on the continued availability of and satisfactory performance by these subcontractors for the design and construction of our homes. We cannot assure you that there will be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors. In addition, inadequate subcontractor resources could have a material adverse affect on our business.
We are dependent on the services of certain key employees and the loss of their services could harm our business.
Our success largely depends on the continuing services of certain key employees, including our Co-Chief Executive Officers, Steven J. Hilton and John R. Landon, and our continued development depends on our ability to attract and retain qualified personnel. We have employment agreements with Messrs. Hilton and Landon, but we do not have employment agreements with certain other key employees. We believe that Steven J. Hilton and John R. Landon each possess valuable industry knowledge and experience and leadership abilities that would be difficult in the short term to replicate. The loss of key employees could harm our operations and business plans.
Our limited geographic diversification could adversely affect us if the homebuilding industry in our current markets should decline.
We have operations in Texas, Arizona, California, Nevada, Colorado and Florida. Our limited geographic diversification could adversely impact us if the homebuilding business in our current markets should decline, since there may not be a balancing opportunity in a stronger market in other geographic regions.
We face reduced coverages and increased costs of insurance.
Recently, lawsuits have been filed against builders asserting claims of personal injury and property damage caused by the presence of mold in residential dwellings. Some of these lawsuits have resulted in substantial monetary judgments or settlements. We believe that we have maintained adequate insurance coverage to insure against these types of claims for homes completed before October 1, 2003. Insurance carriers have begun excluding claims arising from the presence of mold from policies for many builders and, as of October 1, 2003, our insurance policy began excluding mold coverage. If our retentions are not sufficient to protect against these types of claims or if we are unable to obtain

Risk factors

adequate insurance coverage, a material adverse effect on our business, financial condition and results of operations could result if we are exposed to claims arising from the presence of mold in the homes that we sell.
Our business and operating results could be adversely affected by natural disasters.
We have significant homebuilding operations in Texas, California and Florida. Some of our markets in Texas and Florida occasionally experience severe weather conditions, such as tornadoes or hurricanes. California has experienced a significant number of earthquakes, flooding, landslides and other natural disasters in recent years. We do not insure against some of these risks. These occurrences could damage or destroy some of our homes under construction or our building lots, which may result in losses that exceed our insurance coverage. We could also suffer significant construction delays or substantial fluctuations in the pricing or availability of building materials. Any of these events could cause a decrease in our revenue, cash flow and earnings.
Our future operating results may be adversely impacted by high inflation.
We, like other homebuilders, may be adversely affected during periods of high inflation, mainly because of higher land and construction costs. Also, higher mortgage interest rates may significantly affect the affordability of mortgage financing to prospective buyers. Inflation also increases our cost of financing, materials and labor and could cause our financial results or growth to decline, which could impact the price of our stock. We attempt to pass cost increases on to our customers through higher sales prices. To date, inflation has not had a material adverse effect on our results of operations; however, inflation could impact our future operating results.
We are subject to construction defect and home warranty claims arising in the ordinary course of business which could lead to additional reserves or expenses that may adversely affect our business.
Construction defect and home warranty claims are common in the homebuilding industry and can be costly. While we maintain product liability insurance and generally require our subcontractors and design professionals to indemnify us for liabilities arising from their work, we cannot assure you that these insurance rights and indemnities will be adequate to cover all construction defect and warranty claims for which we may be liable. For example, we may be responsible for applicable self-insured retentions, which have increased recently, and certain claims may not be covered by insurance or may exceed applicable coverage limits.
Our registered public accounting firm informed us of a material weakness in our system of internal controls, policies and procedures, which could adversely affect our business or reputation.
We are evaluating our internal controls over financial reporting in order to allow management to report on, and our registered public accounting firm to attest to, our internal controls over financial reporting, as required by the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC, which we refer to as Section 404. In early 2005, our registered public accounting firm informed our management and audit committee that they believe our accounting for our model lease program constituted a material weakness under Section 404 and PCAOB Auditing Standard No. 2. We agree with this assessment and have made the appropriate adjustments to our financial statements. During the course of our evaluation it is possible that we may identify other material weaknesses or significant deficiencies, which could harm our business, reputation or operating results. As a result, investors could lose confidence in our reported financial information and the trading price of our stock could drop significantly.

Risk factors

As a participant in the homebuilding industry we are subject to its fluctuating cycles and other risks that can negatively affect the demand for, cost of, and pricing of our homes.
The homebuilding industry is cyclical and is significantly affected by changes in economic and other conditions, such as employment levels, availability of financing, interest rates, and consumer confidence. These factors can negatively affect the demand for and cost of our homes. We are also subject to various risks, many of which are outside of our control, including delays in construction schedules, cost overruns, changes in governmental regulations (such as no- or slow-growth initiatives), increases in real estate taxes and other local government fees, and raw materials and labor costs.
We are also subject to the potential for significant variability and fluctuations in the cost and availability of real estate. Although historically we have generally developed parcels ranging from 100 to 300 lots, in order to achieve and maintain an adequate inventory of lots, we are beginning to purchase larger parcels, in some cases with a joint venture partner. Write-downs of our real estate could occur if market conditions deteriorate and these write-downs could be material in amount. Write-downs may also occur if we purchase land at higher prices during stronger economic periods and the value of that land subsequently declines during slower economic periods.
We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.
We historically have experienced, and expect to continue to experience, variability in home sales and net earnings on a quarterly basis. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Fluctuations in our results could cause the price of our stock to decline. Factors that contribute to this variability include:

▶	timing of home deliveries and land sales;

▶	our ability to acquire additional land or options for additional land on acceptable terms;

▶	conditions of the real estate market in areas where we operate and of the general economy;

▶	the cyclical nature of the homebuilding industry, changes in prevailing interest rates and the availability of mortgage financing;

▶	costs and availability of materials and labor; and

▶	delays in construction schedules due to strikes, adverse weather, acts of God, reduced subcontractor availability and governmental restrictions.
If we are unable to successfully compete in the highly competitive homebuilding industry, our financial results and growth could suffer.
The homebuilding industry is highly competitive. We compete for sales in each of our markets with national, regional and local developers and homebuilders, existing home resales and, to a lesser extent, condominiums and available rental housing. If we are unable to successfully compete, our financial results and growth could suffer and the price of our stock could be adversely affected. Some of our competitors have significantly greater financial resources or lower costs than we do. Competition among both small and large residential homebuilders is based on a number of interrelated factors, including location, reputation, amenities, design, quality and price. Competition is expected to continue

Risk factors

and become more intense, and there may be new entrants in the markets in which we currently operate and in markets we may enter in the future.
We are subject to extensive government regulation that could cause us to incur significant liabilities or restrict our business activities.
Regulatory requirements could cause us to incur significant liabilities and costs and could restrict our business activities. We are subject to local, state, and federal statutes and rules regulating certain development matters, as well as building and site design. We are subject to various fees and charges of government authorities designed to defray the cost of providing certain governmental services and improvements. We may be subject to additional costs and delays or may be precluded entirely from building projects because of “no-growth” or “slow-growth” initiatives, building permit ordinances, building moratoriums, or similar government regulations that could be imposed in the future due to health, safety, welfare, or environmental concerns. We must also obtain licenses, permits, and approvals from government agencies to engage in certain activities, the granting or receipt of which are beyond our control, and could cause delays in our homebuilding projects.
We are also subject to a variety of local, state, and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. Environmental laws or permit restrictions may result in project delays, may cause substantial compliance and other costs and may prohibit or severely restrict development in certain environmentally sensitive regions or geographic areas. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials, such as lumber.
Beginning in late 2003, we established relationships with title insurance companies in three states where we do business, pursuant to which one of our subsidiaries receives a portion of the fees and premiums on title insurance purchased by certain of our homebuyers and reinsures a portion of the policy risk. The California Insurance Commissioner and regulators in other states are investigating these types of arrangements. We are in the process of terminating those arrangements that have not been expressly approved by a state regulator. In total, these arrangements contributed approximately $600,000 to our fiscal 2004 pre-tax earnings. Depending on the outcome of these investigations, we could be subject to fines or sanctions which could harm our operating results or reputation.
Acts of war may seriously harm our business.
Acts of war or any outbreak or escalation of hostilities between the United States and any foreign power, including the conflict in Iraq, may cause disruption to the economy, our company, our employees and our customers, which could impact our revenue, cost and expenses, and financial condition.
This prospectus supplement includes forward-looking statements and there are a number of risks and uncertainties that could cause our actual results to differ materially from these forward-looking statements.
This prospectus supplement includes forward looking statements encouraged by the Private Security Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus supplement, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs

Risk factors

and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.
There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus supplement. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus supplement are set forth in this Risk factors section.

Use of proceeds
Our net proceeds from the sale of the 900,000 shares of our common stock offered in this offering will be approximately $60.8 million, after deducting the underwriters’ discounts and commissions but before deducting the estimated expenses of this offering. If the underwriters’ over-allotment option is exercised in full, the net proceeds will be approximately $69.9 million. We plan to use the proceeds received by us in this offering together with the proceeds from our offering of $350 million aggregate principal amount of 6 1/4% senior notes due 2015 to repurchase up to all of our 9 3/4% senior notes due 2011 pursuant to a concurrent tender offer, to repay a portion of our senior unsecured credit facility and to pay related fees and expenses.
Our senior unsecured credit facility matures in May 2007 and the interest rate on this credit facility is based upon either the agent bank’s quoted base rate or the Eurodollar rate, plus an applicable margin that is determined by the level of a predefined financial leverage ratio. The interest rate for borrowings under the bank credit facility at December 31, 2004 was prime (5.25%) or at LIBOR (approximately 2.584%) plus two percent.
We will not receive any proceeds from the sale of 600,000 shares of our common stock by the selling securityholders.

Capitalization
The following table sets forth our cash and capitalization on an actual, as adjusted and pro forma as adjusted basis as of December 31, 2004. As adjusted data takes into account the issuance and sale of the common stock offered by us pursuant to this prospectus and the payment of related fees and expenses. Pro forma as adjusted data also reflects (1) the issuance of an aggregate principal amount of $350 million of our 6 1/4% senior notes due 2015 that are being offered concurrently herewith, (2) the repurchase of 100% of our outstanding 9 3/4% senior notes due 2011 and (3) the payment of related fees and expenses. See “Use of proceeds” in this prospectus supplement. We do not have the right to call the 9 3/4% senior notes. We plan to purchase the notes through a tender offer, which requires the affirmative consent of the note holders. Accordingly, there can be no assurance that we will be able to repurchase all or any of the notes. Further, there can be no assurance that the private placement of the new senior notes due 2015 will be successful.

	As of December 31, 2004

			Pro forma
			as adjusted
			for shares
		As adjusted	offered, notes
		for shares	offered and
	Actual	offered	tender offer

		(unaudited)
	(dollars in thousands)
Cash and cash equivalents	$47,876	$108,358	$131,818

Total debt:
Senior unsecured credit facility(1)	$—	$—	$—
9 3/4% senior notes due 2011	286,913	286,913	—
7% senior notes due 2014	130,083	130,083	130,083
6 1/4% senior notes due 2015 offered concurrently herewith	—	—	348,250
Other borrowings	54,419	54,419	54,419

Total debt	$471,415	$471,415	$532,752

Stockholders’ equity:
Common stock, par value $0.01 per share	$315	$324	$324
Additional paid-in capital	209,630	270,103	270,103
Retained earnings	381,583	381,583	361,997	(2)
Treasury stock at cost, 5,704,452 shares	(68,973)	(68,973)	(68,973)

Total stockholders’ equity	522,555	583,037	563,451

Total capitalization	$993,970	$1,054,452	$1,096,203

(1)	As of February 18, 2005, $121.6 million was outstanding under our senior unsecured credit facility.

(2)	Reflects a reduction in retained earnings resulting from the net effect of the following:

Tender premiums and commissions	$(33,258)
Accretion of existing note premium and write-off of existing note offering costs	1,780
Legal, printing and other costs relating to the tender offer	(200)
Tax effect of above adjustments	12,092

Total	$(19,586)

Selling securityholders
The table below presents information as of February 18, 2005 regarding the selling securityholders and the shares that the selling securityholders may offer and sell under this prospectus supplement. Such information has been provided to us by the selling securityholders for use in this prospectus supplement. More specifically, the following table sets forth as to the selling securityholders: the number and percent of shares of our common stock that the selling securityholders beneficially owned prior to this offering; the number of shares of common stock to be offered for sale by the selling securityholders under this prospectus supplement; and the number and percent of shares of our common stock to be held by the selling securityholders after the offering, assuming all of the shares offered by this prospectus supplement by the selling securityholders are sold and that the selling securityholders do not acquire or dispose of any other shares of our common stock prior to the termination of this offering.

Shares Beneficially
	Owned Prior			Shares Beneficially
	to Offering			Owned After
			Number	Completion
			of	of Offering(1)
	Number		Shares
	of		Being	Number of
Name	Shares	Percent	Offered	Shares	Percent

John R. Landon(2)	2,015,136	7.80%	300,000	1,715,136	6.41%
Steven J. Hilton(2)	2,027,194	7.84%	300,000	1,727,194	6.46%

(1)	Assumes that the total outstanding number of shares after completion of the offering is 26,749,798 shares, which assumes 900,000 shares are sold by us and 600,000 by the selling securityholders in this offering, and assumes the underwriters do not exercise their right to purchase 135,000 additional shares from us.

(2)	John R. Landon and Steven J. Hilton are Co-Chairmen and Co-Chief Executive Officers of Meritage Homes Corporation.

Price range of common stock; dividend policy
Our common stock is listed on the New York Stock Exchange under the symbol “MTH.” The following table sets forth the high and low sales prices for transactions involving our common stock during each calendar quarter, as reported on the New York Stock Exchange Composite Tape. Share data is adjusted for a 2-for-1 stock split in the form of a stock dividend effective January 7, 2005.

	High	Low

2005:
First Quarter (through February 24, 2005)	$75.15	$53.42

2004:
Fourth Quarter	$57.17	$35.80
Third Quarter	$39.81	$29.54
Second Quarter	$37.35	$29.46
First Quarter	$39.83	$29.56

2003:
Fourth Quarter	$34.80	$23.53
Third Quarter	$27.30	$21.05
Second Quarter	$26.90	$16.53
First Quarter	$18.93	$14.50
On February 24, 2005 the last reported sale price of our common stock on the New York Stock Exchange was $70.62 per share. As of February 18, 2005, the number of beneficial holders of our common stock was approximately 10,300.
We do not intend to declare dividends in the foreseeable future. We expect to retain earnings to finance the continuing development of our business. Future dividends, if any, will depend upon our financial condition, results of operations, capital requirements and compliance with debt covenants as well as other factors considered relevant by our board of directors.

Selected historical financial data
The following table presents selected historical consolidated financial and operating data of Meritage Homes Corporation and subsidiaries as of and for each of the five years in the period ended December 31, 2003 and as of September 30, 2004 and for the nine months ended September 30 for each of the last two years. The consolidated statement of earnings data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from Meritage Homes Corporation’s audited consolidated financial statements. The consolidated statements of earnings data for the nine months ended September 30, 2004 and 2003 have been derived from Meritage Homes Corporation’s unaudited consolidated financial statements. These financial statements have been prepared on a basis consistent with our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for fair presentation of the financial position and results of operations for the periods presented. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by us with the SEC, which we have incorporated by reference into this prospectus supplement. The data below includes the operations of Hancock Communities, Hammonds Homes, Perma-Bilt Homes and Citation Homes since their dates of acquisition, June 1, 2001, July 1, 2002, October 1, 2002 and January 1, 2004, respectively.

						Nine months ended
	Years ended December 31,					September 30,

	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)	2004	2003(1)

						(unaudited)
	(dollars in thousands, except per share data)
Statement of Earnings Data:
Total closing revenue	$1,471,001	$1,119,817	$744,174	$520,467	$341,786	$1,340,185	$997,995
Total cost of closings	(1,178,484)	(904,921)	(586,914)	(415,649)	(277,287)	(1,075,341)	(798,297)

Gross profit	292,517	214,896	157,260	104,818	64,499	264,844	199,698
Commissions and other sales costs	(92,904)	(65,291)	(41,085)	(28,680)	(19,243)	(79,906)	(64,534)
General and administrative expenses(2)	(53,929)	(41,496)	(36,105)	(21,215)	(15,100)	(52,672)	(38,691)
Other income, net	5,776	5,435	2,884	1,847	2,064	8,535	3,911
Interest expense	—	—	—	(8)	(6)	—	—

Earnings before provision for income taxes	151,460	113,544	82,954	56,762	32,214	140,801	100,384
Provision for income taxes(2)	(57,054)	(43,607)	(32,295)	(21,000)	(13,269)	(53,645)	(37,544)

Net earnings	$94,406	$69,937	$50,659	$35,762	$18,945	$87,156	$62,840

Earnings per common share:(3)
Basic	$3.62	$2.82	$2.39	$1.73	$0.88	$3.33	$2.42
Diluted	$3.42	$2.66	$2.15	$1.57	$0.79	$3.14	$2.29

Selected historical financial data

						Nine months ended
	Years ended December 31,					September 30,

	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)	2004	2003(1)

						(unaudited)
	(dollars in thousands, except per share data)
Operating Data:
Homes closed	5,642	4,574	3,270	2,227	1,643	4,860	3,858
Homes ordered	6,152	4,504	3,016	2,480	1,840	6,952	5,005
Average sales price of homes closed	$259.1	$243.2	$227.1	$231.4	$203.3	$271.1	$256.6
Average sales price of homes ordered	$265.8	$258.0	$232.1	$243.7	$211.0	$278.3	$258.1
Backlog at end of period	$710,771	$537,764	$374,951	$309,901	$119,455	$1,349,321	$839,609
Backlog at end of period (homes)	2,580	2,070	1,602	1,246	885	4,747	3,217

	At December 31,
						At September 30,
	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)	2004

						(unaudited)
	($ in thousands)
Balance Sheet Data:
Cash and equivalents	$4,799	$6,600	$3,383	$4,397	$13,422	$19,340
Real estate	678,011	484,970	330,238	211,307	171,012	898,376
Total assets	954,539	691,788	436,715	267,075	226,559	1,244,170
Notes and loans payable and other borrowings	351,491	264,927	177,561	86,152	85,937	516,727
Stockholders’ equity	411,895	317,308	176,587	121,099	90,411	468,321

(1)	Historically, the construction costs and related debt associated with model homes which are owned and leased to us by others that we use to market our communities were not included in our balance sheet. Reference is made to the discussion under the heading “Prospectus supplement summary — Recent Developments — Other recent events — Accounting Treatment of Model Home Leases; Internal Controls.”

(2)	2001 includes a $383 loss related to the net effect of early extinguishments of long-term debt. Previously this amount, net of the tax effect of $149, was reported as an extraordinary item. We have reclassified this loss as general and administrative expense and income tax benefit, respectively, to conform with the requirements of SFAS 145, which was effective for fiscal years beginning after May 15, 2002.

(3)	Amounts have been adjusted to reflect a 2-for-1 stock split in the form of a stock dividend that occurred on January 7, 2005.

Underwriting
We and the selling securityholders are selling the common stock to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. We and the selling securityholders have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase the number of shares of common stock set forth opposite that underwriter’s name in the table below:

Number of
Underwriters	Shares

UBS Securities LLC	600,000
Citigroup Global Markets Inc.	600,000
Deutsche Bank Securities Inc.	112,500
JMP Securities LLC	112,500
A.G. Edwards & Sons, Inc.	75,000

Total	1,500,000

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the shares of offered common stock if they buy any of them. The underwriting agreement provides that the obligations of the underwriters are subject to approval of legal matters by their counsel, including the validity of the common stock, and other conditions, such as the receipt by the underwriters of officer’s certificates and legal opinions. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the common stock to the public when and if the underwriters buy the common stock from Meritage and the selling securityholders.
We and the selling securityholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect to those liabilities.
We have granted to the underwriters an option to purchase up to 135,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of the prospectus supplement to cover over-allotments, if any. This option is exercisable for a period of 30 days. If the underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to conditions, to purchase from us shares in approximately the same proportion as set forth in the table above.
The underwriters propose to offer the common stock directly to the public initially at the offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the common stock to securities dealers at that price less a concession not in excess of $1.680 per share. Securities dealers may reallow a concession not in excess of $0.100 per share on sales to certain other brokers or dealers. The underwriters reserve the right to reject any order for the purchase of shares. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.
We, and our executive officers and directors have agreed that, for a period of 45 days from the date of this prospectus supplement, we and they will not, without the prior written consent of UBS Securities LLC and Citigroup Global Markets Inc. dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, except (1) issuances pursuant to our employee benefit plans or pursuant to the exercise of employee or director stock options outstanding

Underwriting

on the date hereof or in connection with acquisitions and (2) for the sale (other than by our Co-Chief Executive Officers) of up to 100,000 shares of our common stock in the aggregate. UBS Securities LLC and Citigroup Global Markets Inc. in their sole discretion may release any of the securities subject to these lock-up provisions at any time without notice.
The following table provides information regarding the per share and total underwriting discounts and commissions to be paid to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 135,000 additional shares.

	Paid by Meritage		Paid by Selling Securityholders

	No Exercise of	Full Exercise of	No Exercise of	Full Exercise of
	Over-Allotment	Over-Allotment	Over-Allotment	Over-Allotment
	Option	Option	Option	Option

Per Share	$2.814	$2.814	$2.814	$2.814
Total	$2,532,600	$2,912,490	$1,688,400	$1,688,400
We estimate that our expenses in connection with the sale of the common stock, other than underwriting discounts, will be $300,000. This estimate includes expenses related to the filing fee for the registration statement, printing, transfer agent fees, and legal and accounting fees, among other expenses.
The underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. Neither Meritage, nor any selling securityholder nor any underwriter is making any representation or prediction as to the effect that the transactions described above may have on the price of the common stock. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.
Certain of the underwriters and their affiliates have or may in the future engage in transactions with, and perform services for, Meritage and its affiliates in the ordinary course of business.
Legal matters
The validity of the shares of common stock issued in this offering will be passed upon for us by Snell & Wilmer L.L.P., Phoenix, Arizona and by Venable LLP, Baltimore, Maryland. Certain legal matters in connection with this offering will be passed upon for the underwriters by the law firm of Cahill Gordon & Reindel llp, New York, New York.
Experts
The consolidated financial statements of Meritage as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Incorporation of certain information by reference
The SEC allows us to “incorporate by reference” the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectuses, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and until we sell all the securities offered by this prospectus supplement, other than portions of those documents that are either (i) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (ii) furnished under Items 2.02 and 7.01 of a Current Report on Form 8-K. We also incorporate by reference the following documents, which we have already filed with the SEC:

(a) our Annual Report on Form 10-K for the year ended December 31, 2003;

(b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

(c) Our Quarterly Reports on Form 10-Q/A for the quarters ended June 30, 2004 and September 30, 2004;

(d) our Current Reports on Form 8-K, including amendments filed thereto, dated January 6, 2004, April 21, 2004, April 23, 2004, June 15, 2004, September 2, 2004, September 10, 2004, December 23, 2004, January 6, 2005, January 26, 2005 and February 9, 2005.

(e) the description of Meritage Homes Corporation’s capital stock contained in Form 8-A of Emerald Mortgage Investments Corporation (a predecessor of Meritage Homes Corporation) filed on July 7, 1988, including any amendment or report filed to update such description.
Any information in this prospectus supplement, the accompanying prospectuses or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectuses will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement, the prospectuses, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus supplement or in the accompanying prospectuses, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus supplement or the accompanying prospectuses.

PROSPECTUS

$300,000,000
Meritage Homes Corporation
Debt Securities
Common Stock
Preferred Stock
Warrants
Guarantees

Under this prospectus, we may sell a variety of securities. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement to this prospectus carefully before you invest.
Our common stock is listed on the New York Stock Exchange under the symbol “MTH.” We will list any common stock issued pursuant to a prospectus supplement, subject to notice of issuance, on the New York Stock Exchange.
See “Risk Factors,” which begin on page 3, for a discussion of certain factors that should be considered in evaluating an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 14, 2002.

We have not authorized anyone to provide you with any information other than the information incorporated by reference or provided in this prospectus or any prospectus supplement. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated or deemed to be incorporated by reference in this prospectus is accurate as of any date other than the date of that document.

Forward-looking statements
Certain of the matters discussed or incorporated in this prospectus may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In general, “forward-looking statements” can be identified by use of words such as “expect,” “believe,” “estimate,” “project,” “forecast,” “anticipate,” “plan” and similar expressions. Our forward-looking statements may address such matters as, but are not limited to, projections of revenue, income or loss, anticipated benefits of acquisitions, capital expenditures, plans for future operations, financing needs, the impact of changes in interest rates, projected job growth and economic conditions in our housing markets, plans relating to our new products or services, potential business and real property acquisitions and new or planned development projects, as well as assumptions related to these matters. Under the caption “Risk Factors” and elsewhere in this prospectus and in the documents we incorporate by reference, we have described several important factors currently known to management that could cause actual results to differ materially from those in the forward-looking statements.
Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. Our past performance or past or present economic conditions in our housing markets may not be indicative of future performance or conditions. Due to these inherent uncertainties, current or potential investors in our securities are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time.
See our Annual Report on Form 10-K for the year ended December 31, 2001 and our other filings with the Securities and Exchange Commission, or SEC, for a further discussion of risks and uncertainties applicable to our business.
About this prospectus
This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate initial offering price of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being sold in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
Any statements in this prospectus or in any accompanying prospectus supplement concerning the provisions of any document are not complete. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

Meritage Homes Corporation
We are a leading designer and builder of single-family homes in the rapidly growing Sunbelt states of Texas, Arizona and California. We focus on providing a broad range of first-time, move-up and luxury homes to our targeted customer base. We and our predecessors have operated in Arizona since 1985, in Texas since 1987 and in Northern California since 1989. To expand our presence in Arizona, in 2001 we acquired Hancock Communities, another well-established homebuilder that serves the first-time and move-up markets in the Phoenix area. We operate in Texas under the Legacy Homes name, in Arizona as Monterey Homes, Meritage Homes and Hancock Communities, and in Northern California as Meritage Homes. At December 31, 2001, we were actively selling homes in 74 communities, with base prices ranging from $90,000 to $820,000. Information about our active communities is provided through our Internet web site at www.meritagehomes.com. The information on our website is not considered part of this prospectus.
Our principal executive office in Arizona is located at 8501 East Princess Drive, Suite 290, Scottsdale, Arizona 85255, and our telephone number there is (877) 400-7888. Our principal executive office in Texas is located at 2745 North Dallas Parkway, Suite 600, Plano, Texas 75093, and our telephone number there is (800) 210-6004.

Risk factors
Our future operating results and financial condition depend on our ability to successfully design, develop, construct and sell homes that satisfy dynamic customer demand patterns. Inherent in this process are factors that we must successfully manage to achieve favorable future operating results and financial condition. These operating and financial factors, along with many other factors, could affect the price of our securities. You should carefully consider the following potential risks and uncertainties before investing in our securities.
As a participant in the homebuilding industry we are subject to its fluctuating cycles and other risks that can negatively affect the demand for and pricing of our homes.
The homebuilding industry is cyclical and is significantly affected by changes in economic and other conditions, such as employment levels, availability of financing, interest rates, and consumer confidence. These factors can negatively affect the demand for and pricing of our homes. We are also subject to various risks, many of which are outside our control, including delays in construction schedules, cost overruns, governmental regulations (such as no- or slow-growth initiatives), increases in real estate taxes and other local government fees, and the availability and cost of land, raw materials, and labor.
We are also subject to the potential for significant variability and fluctuations in real estate availability and values. Write-downs of our land inventories could occur if market conditions deteriorate and these write-downs could be material in amount. Write-downs may also occur if we purchase land at higher prices during stronger economic cycles and the value of that land subsequently declines during slower economic cycles.
We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.
We historically have experienced, and expect to continue to experience, variability in home sales and net earnings on a quarterly basis. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Factors that contribute to this variability include:

▶	timing of home deliveries and land sales;

▶	our ability to acquire additional land or options for additional land on acceptable terms;

▶	conditions of the real estate market in areas where we operate and of the general economy;

▶	the cyclical nature of the homebuilding industry, changes in prevailing interest rates and the availability of mortgage financing;

▶	costs and availability of materials and labor; and

▶	delays in construction schedules due to strikes, adverse weather, acts of God, reduced subcontractor availability and governmental restrictions.
Interest rates and the unavailability of mortgage financing can adversely affect housing demand.
In general, housing demand is adversely affected by increases in interest rates and housing costs and the unavailability of mortgage financing. Most of our buyers finance their home purchases through third-party lenders providing mortgage financing. If mortgage interest rates increase and, consequently,

Risk factors

the ability of prospective buyers to finance home purchases is adversely affected, home sales, gross margins and cash flow may also be adversely affected and the impact may be material. Our homebuilding activities also depend upon the availability and costs of mortgage financing for buyers of homes owned by potential customers, as those customers (move-up buyers) often need to sell their existing residences before they purchase our homes. Any reduction of financing availability could adversely affect home sales.
Changes in federal income tax laws may also affect demand for new homes. Various proposals have been publicly discussed to limit mortgage interest deductions and to limit the exclusion of gain from the sale of a principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general. No meaningful prediction can be made whether any such proposals will be enacted and, if enacted, the particular form such laws would take.
If we are unable to successfully compete in the highly competitive homebuilding industry, our financial results and growth could suffer.
The homebuilding industry is highly competitive. We compete for sales in each of our markets with national, regional and local developers and homebuilders, existing home resales and, to a lesser extent, condominiums and rental housing. If we are unable to successfully compete, our financial results and growth could suffer. Some of our competitors have significantly greater financial resources or lower costs than we do. Competition among both small and large residential homebuilders is based on a number of interrelated factors, including location, reputation, amenities, design, quality and price. Competition is expected to continue and become more intense, and there may be new entrants in the markets in which we currently operate and in markets we may enter in the future.
Our lack of geographic diversification could adversely affect us if the homebuilding industry in our current markets should decline.
We have operations in Texas, Arizona and Northern California. Our lack of geographic diversification could adversely affect us if the homebuilding business in our current markets should decline, since there may not be a balancing opportunity in stronger markets in other geographic regions.
We have a high level of indebtedness which could have important consequences to our securityholders.
The homebuilding industry is capital intensive and requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. We may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including bank financing and securities offerings. Also, lenders are increasingly requiring developers and homebuilders to invest significant amounts of equity in a project both in connection with origination of new loans as well as the extension of existing loans.
The high level of our indebtedness could have important consequences to our securityholders, including the following:

▶	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

▶	we must use a substantial portion of our cash flow from operations to pay interest and principal on our indebtedness, which will reduce the funds available for other purposes, such as capital expenditures;

Risk factors

▶	we have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

▶	we are more vulnerable to economic downturns and adverse developments in our business.
We expect to obtain the money to pay our expenses and to pay the principal and interest on our indebtedness from cash flow from operations. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.
Our ability to take certain actions or engage in certain transactions may be limited because of significant operating and financial restrictions imposed by our senior notes indenture and credit facilities.
The covenants under our existing senior notes indenture and credit facilities impose significant operating and financial restrictions on us. These restrictions limit our ability, among other things, to:

▶	incur additional indebtedness;

▶	pay dividends or make other distributions;

▶	repurchase our stock;

▶	make investments;

▶	sell assets;

▶	enter into agreements restricting our subsidiaries’ ability to pay dividends;

▶	enter into transactions with affiliates; and

▶	consolidate, merge or sell all or substantially all of our assets.
In addition, the indenture for our existing senior notes requires us to maintain a minimum consolidated tangible net worth and our existing credit facilities require us to maintain other specified financial ratios. These covenants may adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of these covenants or our inability to maintain the required financial ratios could result in a default on our indebtedness. If a default occurs, the relevant lenders could declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.
We are subject to extensive government regulation that could cause us to incur significant liabilities or restrict our business activities.
Regulatory requirements could cause us to incur significant liabilities and costs and could restrict our business activities. We are subject to local, state, and federal statutes and rules regulating certain developmental matters, as well as building and site design. We are subject to various fees and charges of governmental authorities designed to defray the cost of providing certain governmental services and

Risk factors

improvements. We may be subject to additional costs and delays or may be precluded entirely from building projects because of “no growth” or “slow growth” initiatives, building permit ordinances, building moratoriums, or similar government regulations that could be imposed in the future due to health, safety, welfare, or environmental concerns. We must also obtain licenses, permits and approvals from government agencies to engage in certain activities, the granting or receipt of which are beyond our control.
We are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. Environmental laws or permit restrictions may result in project delays, may cause substantial compliance and other costs and may prohibit or severely restrict development in certain environmentally sensitive regions or geographic areas. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber.
We continue to consider growth or expansion of our operations which could have a material adverse effect on our cash flows or profitability.
We may continue to consider growth or expansion of our operations in our current markets or in other areas of the country. Our expansion into new or existing markets could have a material adverse effect on our cash flows or profitability. The magnitude, timing and nature of any future expansion will depend on a number of factors, including suitable acquisition candidates, the negotiation of acceptable terms, our financial capabilities, and general economic and business conditions. New acquisitions may result in the incurrence of additional debt. Acquisitions also involve numerous risks, including difficulties in the assimilation of the acquired company’s operations, the incurrence of unanticipated liabilities or expenses, the diversion of management’s attention from other business concerns, risks of entering markets in which we have limited or no direct experience and the potential loss of key employees of the acquired company.
We are dependent on the services of certain key employees and the loss of their services could harm our business.
Our success largely depends on the continuing services of certain key employees, including Steve Hilton and John Landon, and our continued favorable development depends on our ability to attract and retain qualified personnel. We do not have employment agreements with certain key officers, including John Landon and Steve Hilton, and the loss of their services could harm our business.
We depend on the continued availability and satisfactory performance of our subcontractors which if unavailable, could have a material adverse effect on our business.
We conduct our construction operations only as a general contractor. Virtually all architectural and construction work is performed by unaffiliated third-party subcontractors. As a consequence, we depend on the continued availability of and satisfactory performance by these subcontractors for the design and construction of our homes. We cannot assure you that there will be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors. In addition, inadequate subcontractor resources could have a material adverse effect on our business.
We could suffer a litigation judgment or settlement that adversely affects our net worth or results of operations for a given period.
From time to time we are subject to litigation in the regular course of our business. There are several suits currently pending against us (including our subsidiaries), some of which seek substantial damages

Risk factors

or other relief. One such lawsuit recently filed against us asserts copyright infringement regarding the use of house plans at a Phoenix area subdivision that we acquired in our purchase of Hancock Homes. We are seeking indemnification or insurance to cover any loss attributable to these matters, and believe that we have defenses to these actions. There can be no assurance that we will not suffer a substantial adverse judgment or settlement in these or other actions against us.
Our future operating results may be adversely impacted by high inflation.
We, like other homebuilders, may be adversely affected during periods of high inflation, mainly because of higher land and construction costs. Also, higher mortgage interest rates may significantly affect the affordability of mortgage financing to prospective buyers. Inflation also increases our cost of financing, materials and labor, and could cause our financial results or growth to decline. We attempt to pass cost increases on to our customers through higher sales prices. To date, inflation has not had a material adverse effect on our results of operations; however, inflation could impact our future operating results.
Our business and operating results could be adversely impacted by a natural disaster.
We have significant homebuilding operations in Texas and Northern California. Some of our markets in Texas occasionally experience severe weather conditions, such as tornadoes or hurricanes. Northern California has experienced a significant number of earthquakes, flooding, landslides and other natural disasters in recent years. We do not insure against some of these risks. These occurrences could damage or destroy our homes under construction or our building lots, which may result in losses that exceed our insurance coverage. We could also suffer significant constructions delays or substantial fluctuations in the pricing or availability of building materials. Any of these events could cause a decrease in our revenue, cash flow and earnings.

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends
The following table sets forth Meritage’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Years Ended December 31,

	2001	2000	1999	1998	1997

Ratio of Earnings to Fixed Charges	4.66x	5.00x	4.28x	6.65x	3.60x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	4.66x	5.00x	4.28x	6.65x	3.60x
The ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends are identical because Meritage had no outstanding preferred stock during such periods. For the purposes of these calculations, “earnings” consist of earnings before income taxes and extraordinary items plus fixed charges less capitalized interest. “Fixed charges” consist of interest expense including amortization of deferred debt costs, one-half of rent expense, which is deemed to be representative of an interest factor, and capitalized interest. See Exhibit 12.1 to the registration statement containing this prospectus for a calculation of ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods presented.
Use of proceeds
Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the development of new residential properties, the repayment of debt, land acquisitions and possible acquisitions of other homebuilders. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

Plan of distribution
We may sell the securities:

▶	through underwriters or dealers;

▶	through agents; or

▶	directly to purchasers.
The securities may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. We will describe in a prospectus supplement the particular terms of the offering of the securities, including the following:

▶	the names of any underwriters or agents;

▶	the purchase price and the proceeds we will receive from the sale;

▶	any discounts and other items constituting underwriters’ or agents’ compensation;

▶	any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers;

▶	any securities exchanges on which the applicable securities may be listed; and

▶	any other information we think is important.
If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.
The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the class or series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.
We may sell securities through agents or dealers designated by us. Any agent or dealer involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase securities from us as principal and may resell those securities at varying prices to be determined by the dealer. We also may sell securities directly to investors. In this case, no underwriters or agents would be involved.
Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.
We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Plan of distribution

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.
In order to facilitate the offering of the securities, any underwriters or agents involved in the offering of those securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters or agents may overallot in connection with the offering, creating a short position in the offered securities for their own account. In addition, to cover over allotments or to stabilize the price of the securities, the underwriters or agents may bid for, and purchase, the securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.
Some or all of the securities may be new issues of securities with no established trading market. Any underwriter to which securities are sold by us for public offering and sale may make a market in those securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

Description of debt securities
This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.
Unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of Meritage Homes Corporation and will rank equally with all of its other unsecured and unsubordinated indebtedness. Meritage Homes Corporation’s payment obligations under any series of debt securities may be guaranteed by one or more co-registrants.
The debt securities will be issued under an indenture between us and a bank or trust company, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.
When we refer to “we,” “our” and “us” in this section, we mean Meritage Homes Corporation unless the context otherwise requires or as otherwise expressly stated.
GENERAL
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to that series, including any pricing supplement.
We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

▶	the title of the debt securities;

▶	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

▶	any limit on the aggregate principal amount of the debt securities;

▶	the date or dates on which we will pay the principal on the debt securities;

▶	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

▶	the trustee for the series of debt securities;

▶	whether the debt securities rank as senior debt securities, senior subordinated debt securities or subordinated debt securities, or any combination thereof;

▶	the form and terms of any guarantee of any debt securities;

Description of debt securities

▶	any depositories, interest rate calculation agents or other agents with respect to the debt securities;

▶	whether, the ratio at which and the terms and conditions upon which, if any, the debt securities will be convertible into or exchangeable for our common stock or our other securities or securities of another person;

▶	the place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable or the method of payment, if by wire transfer, mail or by other means;

▶	the terms and conditions upon which we may redeem the debt securities;

▶	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

▶	the dates, if any, on which, and the price or prices at which, we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

▶	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

▶	whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);

▶	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

▶	the currency of denomination of the debt securities;

▶	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

▶	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

▶	the manner in which the amounts of payment of principal of, or premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

▶	any provisions relating to any security provided for the debt securities;

▶	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

▶	any addition to, change in or deletion from, the covenants described in this prospectus or in the indenture with respect to the debt securities; and

▶	any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series.
In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the officers’

Description of debt securities

certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
TRANSFER AND EXCHANGE
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.
The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.
Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to

Description of debt securities

interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.
So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by the global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture.
We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.
We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.
We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

Description of debt securities

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.
CHANGE OF CONTROL
Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not the transaction results in a change in control) that could adversely affect holders of debt securities.
COVENANTS
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.
CONSOLIDATION, MERGER AND SALE OF ASSETS
We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

▶	we are the surviving corporation or the successor person (if other than Meritage Homes Corporation) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

▶	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

▶	certain other conditions that may be set forth in the applicable prospectus supplement are met.
EVENTS OF DEFAULT
Unless otherwise stated in the applicable prospectus supplement, event of default means, with respect to any series of debt securities, any of the following:

▶	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

▶	default in the payment of principal of or premium on any debt security of that series when due and payable at maturity, upon redemption or otherwise;

▶	an event of default as defined in the debt securities of that series or our failure to comply with any of our other agreements in the debt securities of that series or the indenture with respect to that series, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

▶	certain events of bankruptcy, insolvency or reorganization; and

▶	any other event of default provided with respect to debt securities of that series which is described in the applicable prospectus supplement accompanying this prospectus.

Description of debt securities

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.
The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
Unless stated otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

▶	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

▶	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.
Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Description of debt securities

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.
MODIFICATION AND WAIVER
We may modify and amend the indenture without notice to or the consent of the holders:

▶	to establish additional series of securities permitted under the indenture;

▶	to cure any ambiguity, defect or inconsistency;

▶	to evidence the assumption of a successor corporation of our obligations under the indenture;

▶	to comply with any requirements of the SEC or the Trust Indenture Act;

▶	to provide for uncertificated securities in addition to or in place of certificated securities;

▶	to add, change or eliminate any other provisions of the indenture so long as that change does not apply to any then existing series of debt securities or modify the rights of the holder of any such security with respect to that provision; or

▶	make any change that does not adversely affect in any material respect the interests of the securityholders of any series.
We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

▶	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

▶	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

▶	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

▶	reduce the principal amount of discount securities payable upon acceleration of maturity;

▶	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

▶	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

▶	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

▶	waive a redemption payment with respect to any debt security.

Description of debt securities

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES
Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
Defeasance Of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

▶	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

▶	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.
The conditions include:

▶	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations,

Description of debt securities

that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

▶	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.
Covenant Defeasance And Events Of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.
GUARANTEES
Our payment obligations under any series of debt securities may be guaranteed by one or more of the co-registrants. The terms of any guarantee will be set forth in the applicable prospectus supplement.

Description of capital stock
The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of our articles of incorporation and bylaws and to the applicable provisions of the Maryland General Corporation Law.
COMMON STOCK
We are authorized to issue up to 50,000,000 shares of common stock, $0.01 par value per share, of which 11,411,480 shares were outstanding as of April 26, 2002. These amounts reflect a 2-for-1 stock split in the form of a stock dividend which Meritage effected on April 26, 2002 to stockholders of record at the close of business on April 12, 2002. The outstanding shares of our common stock are, when issued and paid for, fully-paid and non-assessable.
Voting Rights. The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. As a result, the holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Our directors are divided into two classes serving staggered two-year terms.
Our articles of incorporation contain a provision allowing action to be authorized by the affirmative vote of the holders of a majority of the total number of shares of common stock outstanding and entitled to vote thereon notwithstanding any provision of law that would otherwise require the authorization of the action by a greater proportion than a majority. This provision may allow authorization of certain extraordinary transactions and amendment of our articles of incorporation, including an amendment changing the terms or rights of our outstanding common stock. But for this provision, under Maryland law, these extraordinary transactions and amendment of our articles of incorporation, with certain limited exceptions, would require the affirmative vote of the holders of two-thirds of the outstanding common stock entitled to vote thereon.
Dividends. The holders of our common stock are entitled to receive ratably such dividends that may be declared by the board of directors out of legally available funds. We do not intend to declare cash dividends in the foreseeable future. We expect to retain earnings to finance the continuing development of our business. Future dividends, if any, will depend upon our financial condition, results of operations, capital requirements, compliance with debt covenants of existing indebtedness, as well as other factors considered relevant by our board of directors.
Liquidation Rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and holders of preferred stock, if any.
Other Provisions. The holders of our common stock have no preemptive, subscription, redemption conversion or other similar rights. The rights, preferences, and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may issue in the future. However, we are not currently authorized to issue preferred stock under our articles of incorporation.
Transfer Agent. The transfer agent and registrar for our common stock is Mellon Investor Services, LLC.

Description of capital stock

PREFERRED STOCK
We are not currently authorized to issue preferred stock. We will need to obtain stockholder approval to authorize the issuance of preferred stock. We anticipate that the board of directors will have the authority to determine the terms of our preferred stock without further stockholder approval. The preferred stock, if authorized by our stockholders, will be issued in one or more series with the designations, rights, preferences and limitations determined by our board of directors, including the consideration to be received for the preferred stock, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, mandatory retirement provisions, conversion rights and voting rights.
If we issue preferred stock with voting rights, it could make it more difficult for a third party to acquire control of Meritage and could adversely affect the rights of holders of common stock. Preferred stockholders typically are entitled to satisfaction in full of specified dividend and liquidation rights before any payment of dividends or distribution of assets on liquidation can be made to holders of common stock. Also, any voting rights granted to our preferred stock may dilute the voting rights of our common stock. Under some circumstances, control of Meritage would shift from the holders of common stock to the holders of preferred stock with voting rights. Certain fundamental matters requiring stockholder approval (such as mergers, sale of assets and certain amendments to our articles of incorporation) may require approval by the separate vote of the holders of preferred stock in addition to any required vote of the common stock.
CERTAIN PROVISIONS OF MARYLAND LAW
We are incorporated in Maryland and are subject to the provisions of the Maryland General Corporation Law, certain of which provisions are discussed below.
Business Combinations. Under the Maryland Business Combinations Act, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include certain mergers, asset transfers, loans and other transactions or issuances, transfers or reclassifications of equity securities. An interested stockholder is defined as:

▶	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

▶	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.
A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

▶	80% of the votes entitled to be cast by the outstanding shares of voting stock of the corporation voting together as a single voting group; and

▶	two-thirds of the votes entitled to be cast by the holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business

Description of capital stock

combination is to be effected or held by an affiliate or associate of the interested stockholder voting together as a single voting group.
These super-majority vote requirements do not apply to certain business combinations if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares and the corporation and interested stockholder meet certain other requirements.
The statute provides for various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.
The business combination statute could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.
A Maryland corporation may adopt an amendment to its charter electing not to be subject to the Maryland Business Combinations Act. No such amendment to our charter has been adopted.
Control Share Acquisitions. Maryland’s Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock, which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power equal to:

▶	one-tenth or more but less than one-third;

▶	one-third or more but less than a majority; or

▶	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to require the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held, at which the voting rights of the shares are considered and not approved, as of the date of that meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal

Description of capital stock

rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or certain other transactions or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Neither our articles of incorporation or bylaws have any provisions exempting any control share acquisitions.
CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS
Our articles of incorporation and bylaws include provisions that could have an anti-takeover effect. These provisions are intended to preserve the continuity and stability of our board of directors and the policies formulated by our board of directors. The following is a summary of the provisions or our articles of incorporation and bylaws that we consider material, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our articles of incorporation and bylaws.
Indemnification. Under Maryland law, a corporation’s articles may, with certain exceptions, include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages. However, no provision may restrict or limit the liability of a corporation’s directors or officers to the corporation or its stockholders to the extent that (1) it is proved that the person actually received an improper benefit or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty (and was material to the cause of action adjudicated in the proceeding). Our charter contains a provision limiting the personal liability of officers and directors to Meritage and its stockholders for money damages to the fullest extent permitted under Maryland law.
In addition, with certain exceptions, Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against liability incurred, unless it is established that:

▶	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

▶	the director or officer actually received an improper personal benefit in money, property, or services; or

▶	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Our charter provides that Meritage will indemnify (1) its directors and officers to the full extent allowed under Maryland law and (2) its officers who are not directors to such further extent as shall be authorized by the board of directors and be consistent with law.
Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting. These stockholder notice procedures provide that only persons that are nominated by the board of directors, or by a stockholder who was a stockholder at the time of giving notice and has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as directors. These stockholder notice procedures also provide that at an annual meeting only the business as has been brought before the meeting by our board of directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring the business before the meeting, may be conducted. To be timely, a stockholder’s nomination or notice must be received by our secretary not less than 20 days nor more than 30 days prior to the meeting.

Description of capital stock

The stockholder notice procedures described above will be shortened, as described in our bylaws, in the event we give less than 30 days’ notice or prior public disclosure of the date of the meeting.
In addition, under these stockholder notice procedures, a stockholder’s notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors will be required to contain specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, the individual will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

Description of warrants
We may issue warrants for the purchase of common stock, preferred stock or debt securities. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.
The prospectus supplement relating to a particular issue of warrants to purchase common stock, preferred stock or debt securities will describe the terms of those warrants, including the following:

▶	the title of the warrants;

▶	the offering price for the warrants, if any;

▶	the aggregate number of the warrants;

▶	the designation and terms of the common stock, preferred stock or debt securities that may be purchased upon exercise of the warrants;

▶	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

▶	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

▶	if applicable, the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

▶	if applicable, the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

▶	the dates on which the right to exercise the warrants will commence and expire;

▶	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

▶	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

▶	information relating to book-entry procedures, if any;

▶	the currency or currency units in which the offering price, if any, and the exercise price are payable;

▶	if applicable, a discussion of material United States federal income tax considerations;

▶	anti-dilution provisions of the warrants, if any;

▶	redemption or call provisions applicable to the warrants, if any;

▶	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

▶	any other information we think is important about the warrants.

Legal matters
Snell & Wilmer L.L.P., our outside counsel, will issue an opinion regarding the validity of the offered securities. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the accompanying prospectus supplement.
Experts
The consolidated financial statements of Meritage as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Where you can find more information
We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our common stock is listed on the New York Stock Exchange. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
The SEC allows us to “incorporate by reference” the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until we sell all the securities covered by this prospectus, other than portions of these documents that are either (i) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (ii) furnished under Item 9 of a Current Report on Form 8-K. We also specifically incorporate by reference the following documents, which we have already filed with the SEC:

(a) our Annual Report on Form 10-K for the year ended December 31, 2001;

(b) our definitive Proxy Statement dated April 2, 2002;

(c) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

(d) the description of Meritage Homes Corporation’s capital stock contained in the Form 8-A of Emerald Mortgage Investments Corporation (a predecessor at Meritage Homes Corporation) filed on July 7, 1988, including any amendment or report filed to update such description.
Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus or in the applicable prospectus supplement modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.
We encourage you to read our periodic and current reports. We think these reports provide additional information about our company that prudent investors will find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by calling us or by writing to us at our principal executive offices in Arizona at the following address: Meritage Homes Corporation, 8501 East Princess Drive Scottsdale Road, Suite 290, Scottsdale, Arizona 85255, Attention: Investor Relations. Our telephone number is (877) 400-7888.

PROSPECTUS

2,509,662 Shares
Monterey Homes Corporation
Common Stock

This Prospectus relates to the offer and sale by William W. Cleverly, Steven J. Hilton and John R. Landon (the “Selling Stockholders”) of an aggregate of 2,509,662 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of Monterey Homes Corporation, a Maryland corporation (the “Company”). The Company will not receive any portion of the proceeds from the sale of the Common Stock offered hereby. The Selling Stockholders may elect to sell all, a portion, or none of the shares of Common Stock registered hereby. The Common Stock being registered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of such Selling Stockholders in the open market, on the New York Stock Exchange in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Common Stock is intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary concessions). The Selling Stockholders and any broker-dealers who act in connection with the sale of the Common Stock hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and proceeds of any resale of the Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. See “Selling Stockholders” and “Plan of Distribution.” All expenses of registration incurred in connection with this Offering are being borne by the Company, but the Selling Stockholders will pay any brokerage and other expenses of sale incurred by them. See “Plan of Distribution.”
The Company’s Common Stock is traded on the New York Stock Exchange under the symbol “MTH.” On July 24, 1998, the closing sale price for the Common Stock, as reported by NYSE, was $17.3125 per share.
See “Risk Factors” on page 4 for a discussion of certain factors that should be considered by prospective purchasers of the common stock offered hereby. Each selling stockholder and any broker executing selling orders on behalf of the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.
These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 27, 1998

Available information
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the “Commission”). The reports, proxy statements, and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, such as the Company, that file electronically with the Commission. In addition, the Company’s Common Stock is traded on the New York Stock Exchange. Reports, proxy statements, and other information filed by the Company are also available for inspection at the offices of the New York Stock Exchange at 20 Broad Street, 17th Floor, New York, New York 10005.
This Prospectus constitutes a part of a registration statement on Form S-3 (the “Registration Statement”) that the Company has filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the exhibits thereto and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed. Each such statement is qualified in its entirety by such reference.
No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
Information incorporated by reference
The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus: (i) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997, (ii) the Quarterly Report of the Company on Form 10-Q for the quarterly period ended March 31, 1998, (iii) the Current Report of the Company on Form 8-K filed on July 15, 1998, and (iv) the description of Monterey Homes’ capital stock contained in the Form 8-A of Emerald Mortgage Investments Corporation (a predecessor of Monterey Homes) filed on July 7, 1988. All other documents and reports filed by the Company with the Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing. Any statement contained in a document

2

incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
The Company will cause to be furnished, without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Chief Financial Officer, Monterey Homes Corporation, 6613 North Scottsdale Road, Suite 200, Phoenix, Arizona 85250; telephone: (602) 998-8700.

3

Risk factors
In addition to the other information contained in this Prospectus, prospective investors should carefully consider the factors discussed below in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See “Disclosure Regarding Forward-Looking Statements.”
Homebuilding Industry Factors. The homebuilding industry is cyclical and is significantly affected by changes in national and local economic and other conditions, such as employment levels, availability of financing, interest rates, consumer confidence and housing demand. Although the Company believes that certain of its customers (particularly purchasers of luxury homes) are somewhat less price sensitive than generally is the case for other homebuilders, such uncertainties could adversely affect the Company’s performance. In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilders, including delays in construction schedules, cost overruns, changes in government regulations, increases in real estate taxes and other local government fees, and availability and cost of land, materials, and labor. Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on the Company.
Customer demand for new housing also impacts the homebuilding industry. Real estate analysts predict that in 1998 new home sales in the Phoenix metropolitan area may slow and that sales in the Tucson metropolitan area may remain relatively flat. Any such slowing in new home sales would have a material adverse effect on the Company’s business and operating results. In general, home sales in the Texas market are expected to show moderate growth or remain relatively flat.
The homebuilding industry is subject to the potential for significant variability and fluctuations in real estate values, as evidenced by the changes in real estate values in recent years in Arizona, Texas and Northern California. Although the Company believes that its projects are currently reflected on its balance sheet at appropriate values, no assurance can be given that write-downs of some or all of the Company’s projects will not occur if market conditions deteriorate, or that such write-downs will not be material in amount.
Fluctuations in Operating Results. Monterey historically has experienced, and in the future, the Company expects to continue to experience, variability in home sales and net earnings on a quarterly basis. Factors expected to contribute to this variability include, among others, (i) the timing of home closings and land sales, (ii) the Company’s ability to continue to acquire additional land or options to acquire additional land on acceptable terms, (iii) the condition of the real estate market and the general economy in Arizona, Texas and Northern California, and in other areas into which the Company may expand its operations, (iv) the cyclical nature of the homebuilding industry and changes in prevailing interest rates and the availability of mortgage financing, (v) costs or shortages of materials and labor, and (vi) delays in construction schedules due to strikes, adverse weather conditions, acts of God, the availability of subcontractors or governmental restrictions. As a result of such variability, the Company’s historical performance may not be a meaningful indicator of future results.
Interest Rates and Mortgage Financing. The Company believes that certain of its move-up and luxury home customers have been somewhat less sensitive to interest rate fluctuation than many home buyers. However, many purchasers of the Company’s homes finance their acquisition through third-party lenders providing mortgage financing. In general, housing demand is adversely affected by increases in

4

Risk factors

interest rates and housing costs, and the unavailability of mortgage financing. If mortgage interest rates increase and the ability of prospective buyers to finance home purchases is consequently adversely affected, the Company’s home sales, gross margins and net income may be adversely impacted and such adverse impact may be material. In any event, the Company’s homebuilding activities are dependent upon the availability and costs of mortgage financing for buyers of homes owned by potential customers so those customers (“move-up buyers”) can sell their homes and purchase a home from the Company. Any limitations or restrictions on the availability of such financing could adversely affect the Company’s home sales. Furthermore, changes in federal income tax laws may affect demand for new homes. From time to time, proposals have been publicly discussed to limit mortgage interest deductions and to eliminate or limit tax-free rollover treatment provided under current law where the proceeds of the sale of a principal residence are reinvested in a new principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general, and on demand for the Company’s products in particular. No prediction can be made whether any such proposals will be enacted and, if enacted, the particular form such laws would take.
Competition. The single-family residential housing industry is highly competitive and fragmented. Homebuilders compete for desirable properties, financing, raw materials, and skilled labor. The Company competes for residential home sales with other developers and individual resales of existing homes. Competitors include large homebuilding companies, some of which have greater financial resources than the Company, and smaller homebuilders, who may have lower costs than the Company. Competition is expected to continue and become more intense, and there may be new entrants in the markets in which the Company currently operates and in markets it may enter in the future.
Lack of Geographic Diversification. The Company’s operations are presently localized in the Phoenix and Tucson, Arizona and Dallas/ Ft. Worth, Austin and Houston, Texas metropolitan areas and in Northern California. In addition, the Company currently operates in two primary market segments in Arizona: the semi-custom, luxury market and move-up buyer market; and in two primary market segments in Texas: the move-up buyer market and the entry-level home market. Failure to be more geographically or economically diversified by product line could have a material adverse impact on the Company if the homebuilding market in Arizona, Texas or Northern California should decline, because there may not be a balancing opportunity in a healthier market in other geographic regions.
Additional Financing; Limitations. The homebuilding industry is capital intensive and requires significant up-front expenditures to acquire land and begin development. Accordingly, the Company incurs substantial indebtedness to finance its homebuilding activities. At March 31, 1998, the Company’s notes payable totaled approximately $30.3 million. The Company may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including bank financing and securities offerings. In addition, lenders are increasingly requiring developers to invest significant amounts of equity in a project both in connection with origination of new loans as well as the extension of existing loans. If the Company is not successful in obtaining sufficient capital to fund its planned capital or other expenditures, new projects planned or begun may be delayed or abandoned. Any such delay or abandonment could result in a reduction in home sales and may adversely affect the Company’s operating results. There can be no assurance that additional debt or equity financing will be available in the future or on terms acceptable to the Company.
In addition, the amount and types of indebtedness that the Company can incur is limited by the terms and conditions of its current indebtedness. The Company must comply with numerous operating and financial maintenance covenants and there can be no assurance that the Company will be able to maintain compliance with such financial and other covenants. Failure to comply with such covenants would result in a default and resulting cross defaults under the Company’s other indebtedness, and could result in acceleration of all such indebtedness. Any such acceleration would have a material adverse affect on the Company.

5

Risk factors

Government Regulations; Environmental Conditions. The Company is subject to local, state, and federal statutes and rules regulating certain developmental matters, as well as building and site design. In addition, the Company is subject to various fees and charges of governmental authorities designed to defray the cost of providing certain governmental services and improvements. The Company may be subject to additional costs and delays or may be precluded entirely from building projects because of “no growth” or “slow growth” initiatives, building permit ordinances, building moratoriums, or similar government regulations that could be imposed in the future due to health, safety, welfare, or environmental concerns. The Company must also obtain licenses, permits, and approvals from government agencies to engage in certain of its activities, the granting or receipt of which are beyond the Company’s control.
The Company and its competitors are also subject to a variety of local, state, and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. Environmental laws or permit restrictions may result in project delays, may cause substantial compliance and other costs, and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber.
Recent Expansion and Future Expansion. In 1997, the Company made a significant expansion into the Texas market and recently completed an acquisition pursuant to which it will begin operations in the Northern California market. The Company may continue to consider growth in other areas of the country. The magnitude, timing and nature of any future acquisitions will depend on a number of factors, including suitable acquisition candidates, the negotiation of acceptable terms, the Company’s financial capabilities, and general economic and business conditions. Acquisitions by the Company may result in the incurrence of additional debt and/or amortization of expenses related to goodwill and intangible assets that could adversely affect the Company’s profitability. Acquisitions could also result in potentially dilutive issuances of the Company’s equity securities. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of operations of the acquired company, the diversion of management’s attention from other business concerns, risks of entering markets in which the Company has had no or only limited direct experience and the potential loss of key employees of the acquired company. There can be no assurance that the Company will be able to expand into new markets on a profitable basis or that it can successfully manage its expansion into Texas or any additional markets.
Dependence on Key Personnel. The Company’s success is largely dependent on the continuing services of certain key persons, including William W. Cleverly, Steven J. Hilton and John R. Landon, and the ability of the Company to attract new personnel required to continue the development of the Company. The Company has entered into employment agreements with each of Messrs. Cleverly, Hilton and Landon. A loss by the Company of the services of Messrs. Cleverly, Hilton or Landon, or certain other key personnel, could have a material adverse affect on the Company.
Dependence on Subcontractors. The Company conducts its business only as a general contractor in connection with the design, development and construction of its communities. Virtually all architectural and construction work is performed by subcontractors of the Company. As a consequence, the Company is dependent upon the continued availability and satisfactory performance by unaffiliated third-party subcontractors in designing and building its homes. There is no assurance that there will be sufficient availability and satisfactory performance by unaffiliated third-party subcontractors in designing and building its homes, and such a lack could have a material adverse affect on the Company.
NOL Carryforward. The ability of the Company to use its net operating loss carryforward (the “NOL Carryforward”) to offset future taxable income would be substantially limited under

6

Risk factors

Section 382 of the Code if an “ownership change”, within the meaning of Section 382 of the Code, has occurred or occurs with respect to the Company before expiration of the NOL Carryforward. The Company believes that (i) there was not an “ownership change” of the Company prior to the effective date of the Merger (defined below), (ii) the Merger did not cause an “ownership change”, and (iii) the Legacy Combination (defined below) did not cause an “ownership change”.
Pursuant to Section 384 of the Code, the Company may not be permitted to use the NOL Carryforward to offset taxable income resulting from sales of assets owned by the Monterey Entities (defined below) at the time of the Merger (or to offset taxable income resulting from sales of certain assets acquired in the Legacy Combination) to the extent that the fair market value of such assets at the time of the Merger (or at the time of the Legacy Combination) exceeded their tax basis as of the relevant date.
There is no assurance that the Company will have sufficient earnings in the future to fully utilize the NOL Carryforward.
Disclosure Regarding Forward-Looking Statements. Certain statements contained in this Prospectus, including all documents incorporated herein by reference, may be forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of revenue and net income and issues that may affect revenue or net income; projections of capital expenditures; plans for future operations; financing needs or plans; plans relating to the Company’s products and services; and assumptions relating to the foregoing. In particular, there can be no assurance that the Company will be able to maintain listing of its Common Stock and on the New York Stock Exchange. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Prospectus, including those set forth above, describe factors, among others, that could contribute to or cause such differences.

7

Use of proceeds
The Selling Stockholders will receive all of the proceeds and the Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.
Selling stockholders
The Company was originally formed under the name Homeplex Mortgage Investments Corporation to operate as a REIT, investing in mortgage-related assets and selected real estate loans. On December 31, 1996, Homeplex Mortgage Investments Corporation merged with Monterey Homes Arizona II, Inc. and Monterey Homes Construction II, Inc. (collectively, the “Monterey Entities”) (the “Merger”). As a result of the Merger, the Company’s status as a REIT was terminated and its prior operations essentially discontinued, the Company’s name was changed to Monterey Homes Corporation, and its NYSE ticker symbol was changed to MTH. As part of the Merger consideration, William W. Cleverly and Steven J. Hilton (the “Monterey Stockholders”) received 1,288,726 shares of Company Common Stock (the “Exchange Shares”), of which 212,398 shares have been registered pursuant to the Securities Act and reserved for issuance pursuant to the exercise of the Company’s outstanding warrants. Currently, Mr. Cleverly and Mr. Hilton each beneficially own 538,164 reserved but not yet registered Exchange Shares.
In addition to the Exchange Shares, the Company reserved for the Monterey Stockholders 266,666 shares of common stock, issuable subject to the achievement of certain stock price thresholds (the “Contingent Stock”), of which 43,946 shares have been reserved but not yet registered, pending the exercise of the Company’s outstanding warrants. As of September 5, 1997, all price thresholds had been achieved, and on January 1, 1998, 44,942 shares of the Contingent Stock were issued to the Monterey Stockholders. On January 1, 1999 or as soon thereafter as practicable 88,888 shares of Contingent Stock will be issued to the Monterey Stockholders and on January 1, 2000 or as soon thereafter as practicable, 88,890 shares of Contingent Stock will be issued to the Monterey Stockholders, but in each case only if the Monterey Stockholders remain employed with the Company at such times.
In connection with the Merger, the Company entered into separate employment agreements and stock option agreements (the “Stock Option Agreements”) with the Monterey Stockholders. The Stock Option Agreements provide for the grant to each Monterey Stockholder of options to purchase an aggregate of 166,667 shares of Common Stock per Monterey Stockholder at an exercise price of $5.25 per share (the “Employment Options”). The Employment Options vest annually over a three year period which began December 31, 1997.
On December 31, 1996, the Company entered into registration rights agreements with each of the Monterey Stockholders with respect to the Exchange Shares, the Contingent Stock and the Employment Options (the “Registration Rights Agreements”), pursuant to which, subject to certain conditions and limitations, the Monterey Stockholders may, at any time after December 31, 1997, require the Company to register such shares under the Securities Act for resale by the Monterey Stockholders. This Prospectus is a part of the Registration Statement filed by the Company in order to satisfy this requirement.
On July 1, 1997, the Company combined with Legacy Homes, Ltd., Legacy Enterprises, Inc. and Texas Home Mortgage Corporation (collectively “Legacy”), a Texas-based homebuilder with related mortgage brokerage operations (the “Legacy Combination”). In connection with the Legacy Combination, the Company issued 666,667 shares of Common Stock (the “Landon Shares”) to John and Eleanor Landon and/or entities controlled by John and Eleanor Landon (the “Landons”). In

8

Selling stockholders

addition, the Company entered into an employment agreement and related stock option agreement with John Landon (the “Landon Option Agreement”). The Landon Option Agreement grants John Landon the option to purchase 166,667 shares of Common Stock at an exercise price of $5.25 per share (the “Option Shares”). The Landon Options are exercisable annually over a three year period beginning July 1, 1998. In connection with the Legacy Combination, the Company entered into a registration rights agreement with the Landons pursuant to which the Landons, subject to certain conditions and limitations, may at any time after December 31, 1997, require the Company to register the Landon Shares and the Option Shares under the Securities Act for resale by the Landons. This Prospectus is a part of the Registration Statement filed by the Company in order to satisfy this requirement.
The following table provides certain information with respect to the Common Stock owned or under option by the Selling Stockholders or which the Selling Stockholders have the right to own as of July 24, 1998.

	No. of shares of	Percentage of		No. of shares of	Percentage of
	common stock	common stock	No. of shares	common stock	common stock
	owned prior to	owned prior to	of common	owned after	owned after
Selling stockholder	the offering	the offering(1)	stock offered	the offering(2)	the offering(2)

William W. Cleverly	930,073	17.3%	838,164	91,909	1.7%
Steven J. Hilton	926,740	17.3%	838,164	88,576	1.7%
John Landon and Eleanor Landon	833,334	15.5%	833,334	0	0.0%

(1)	Includes all shares of Common Stock beneficially owned by the Selling Stockholders as a percentage of the 5,370,238 shares of Common Stock outstanding at July 24, 1998. The figures above also include the Employment Options and the Option Shares.

(2)	Assumes that Selling Stockholders dispose of all the shares of Common Stock covered by this Prospectus and do not acquire any additional shares of Common Stock.

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Plan of distribution
This Prospectus relates to the sale of 2,509,662 shares of Common Stock by the Selling Stockholders. The Selling Stockholders may from time to time effect sales of Common Stock in underwritten transactions, ordinary broker’s transactions on the New York Stock Exchange, or to broker-dealers in principal transactions at the price prevailing at the time of such sales, at prices relating to such prevailing market prices, or at negotiated prices. In connection with distributions of the Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, banks or broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell Common Stock short and redeliver the Common Stock to close out such positions. The Selling Stockholders may also enter into option or other transactions with banks or broker-dealers which require the delivery to the bank or broker-dealer of the Common Stock registered hereunder, which the bank or broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholders may also lend or pledge the Common Stock to a bank or broker-dealer and the bank or broker-dealer may sell the Common Stock so loaned, or upon a default, the bank or broker-dealer may effect sales of the pledged Common Stock pursuant to this Prospectus. It is anticipated that any broker-dealers participating in such sales of securities will receive the usual and customary selling commissions. The Selling Stockholders and any dealers or agents participating in the distribution of the shares may be deemed to be “underwriters” as defined in the Securities Act and any profit on the sale of the share by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and rules and regulations thereunder, including, without limitation, Regulation M, which provision may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders.
It is not possible at the present time to determine the price to the public in any sale of the shares by Selling Stockholders. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the shares will be the purchase price of the shares sold less all applicable commissions and underwriters’ discounts, if any. The Company will pay all of the expenses incident to the registration of the Common Stock offered hereby, other than commissions and selling expenses with respect to the Common Stock being sold by the Selling Stockholders.
To the extent required, in connection with any underwriting, the Company will set forth in a prospectus supplement the names of the underwriters, the compensation to be paid, and any other material terms of the underwriting arrangement required to be disclosed.

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Legal matters
The validity of the Common Stock offered hereby will be passed upon for the Company by Venable, Baetjer & Howard LLP, Baltimore, Maryland.
Experts
The consolidated financial statements of Monterey Homes Corporation and Subsidiaries as of December 31, 1997 and 1996, and for the years then ended have been incorporated by reference herein and in the Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Monterey Homes Corporation and Subsidiaries for the year ended December 31, 1995, have been incorporated by reference herein and in the Prospectus in reliance upon the report of Ernst & Young, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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